Exhibit 23

                Consent of Edmondson, LedBetter & Ballard, L.L.P.

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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated January 29, 1996 (except with respect to the matters discussed in Note 21 as to which the date is March 8, 1996) included in Life Bancorp, Inc.'s Form 10-K for the year ended December 31, 1995. We also consent to the incorporation by reference in this registration statement of our report dated June 26, 1996 included in Life Savings Bank, FSB Employees' Savings & Profit Sharing Plan Form 11-K for the year ended December 31, 1995 and to all references to our firm included in this registration statement.


/s/ Edmondson, Ledbetter & Ballard, L.L.P.

Norfolk, Virginia
September 27, 1996